EXHIBIT 99

175 Ghent Road

Fairlawn, Ohio 44333

www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FOURTH QUARTER

2006 EARNINGS PER DILUTED SHARE OF $0.41

•	Diluted EPS includes a gain of $0.43 per share from the sale of the Building Products segment and charges of $2.4 million for restructuring and severance and asset impairment

•	Full-year income from continuing operations of $3.2 million, increased $5.9 million versus 2005

•	Full year segment operating profit of $38.7 million increased $7.7 million versus 2005

•	Significant balance sheet improvement…net debt declined by $40.2 million to $126.3 million

FAIRLAWN, OHIO, January 15, 2007 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $17.0 million, or $0.41 per diluted share, for the fourth quarter of 2006, compared to net income of $4.1 million, or $0.10 per diluted share, for the fourth quarter of 2005. Net sales increased $1.3 million, to $176.4 million, for the fourth quarter of 2006 as compared to $175.1 million during the same period a year ago. Contributing to the sales increase in the fourth quarter of 2006 were pricing improvements of $6.9 million and positive foreign exchange conversion of $0.9 million, partially offset by lower unit volumes of $6.5 million. Cost of goods sold for the fourth quarter of 2006 increased $5.1 million to $139.4 million versus the same quarter last year, driven by $8.1 million of higher raw material costs, and increased non-cash pension expense and transportation costs of $1.1 million which were partially offset by lower manufacturing costs of $4.1 million which included a favorable net LIFO (last in, first out) inventory reserve adjustment of $3.0 million. For 2005, the favorable LIFO adjustment was $4.5 million.

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Gross profit decreased to $37.0 million in the fourth quarter of 2006 as compared to $40.8 million in 2005. Selling, general and administrative costs increased $0.3 million to $26.8 million, or 15.2% of net sales, in the fourth quarter of 2006 versus $26.5 million, or 15.1% of net sales, in the fourth quarter of 2005 primarily due to higher non-cash pension expense of $0.6 million. Earnings from the Company’s Asian joint ventures were $0.2 million in the quarter as compared to $0.9 million for the fourth quarter of last year due to higher raw material costs. No domestic income taxes were provided due to domestic net operating loss carry-forwards. Also included in the quarter are certain items that management excludes when evaluating the results of the Company. Those items for the fourth quarter of 2006 included restructuring and severance expenses of $1.3 million related to the elimination of approximately 30 positions globally and trademark and fixed asset impairment charges of $1.1 million. In the fourth quarter of 2005, those items included fixed asset impairment charges of $2.5 million, a gain of $0.8 million on the sale of a wallcovering brand, and a gain of $0.9 million from a legal settlement.

Interest expense decreased to $4.8 million for the fourth quarter of 2006 as compared to $5.1 million for the same period a year ago, due to lower average debt. Total debt at the end of the fourth quarter of 2006 was $165.0 million, down $11.4 million from the end of fiscal 2005, and the lowest in the Company’s history including proceeds from a receivables securitization program utilized from May 2000 until May 2003. Net debt (which is defined as debt less cash, cash equivalents and restricted cash) was $126.3 million. Adjusted EBITDA for the fourth quarter of 2006 was $11.9 million versus $14.1 million a year ago, while full-year Adjusted EBITDA was $47.5 million in 2006 versus $49.5 million in 2005. An explanation of how the Company defines Adjusted EBITDA and net debt and reconciliations of Adjusted EBITDA to income (loss) from continuing operations and net debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

As previously reported, the Company divested its Building Products segment on September 27, 2006 for a total value of $36.4 million, comprised of $25.9 million cash and $10.5 million of retained receivables, which were fully collected in the fourth quarter. The buyer assumed all long-term warranties related to the business. The Company recorded a gain of $18.2 million related to the sale.

“Weakening market conditions, especially in the residential carpet industry, and record high styrene and butadiene costs negatively impacted our fourth quarter 2006 results. These issues offset much of the progress made on our financial objectives as well as fundamental improvements in our paper chemicals, coated fabrics, and laminates businesses. Extended trialing efforts to gain additional volume and market share using innovative technology are beginning to pay off in Performance Chemicals, which generated year-over-year volume growth in November,” said Kevin

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McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We are also encouraged with our improved balance sheet position driven by better operating performance from continuing operations and proceeds from the sale of the Building Products segment which resulted in our lowest debt level ever. Our leverage ratio of net debt-to-Adjusted EBITDA improved to 2.7 times at year-end 2006 compared to 3.4 times last year.”

“While the first quarter of our fiscal year, beginning December, is traditionally our weakest, we are optimistic about the prospects for continued earnings growth for full-year 2007. In Performance Chemicals, despite the challenging residential market conditions, we are encouraged that our efforts to leverage innovative new products is starting to bear fruit as we have been awarded significant new volume early in 2007. This new business is expected to drive year-over-year volume growth in our chemicals business beginning in the second quarter. Also, in Decorative Products, the commercial refurbishment market is expected to continue the improvement trend which began in 2005. In addition, recent record high raw material inflation is showing signs of moderating and our improved balance sheet positions us for a favorable refinancing opportunity when our 11.25% Senior Secured Notes are callable on June 1, 2007,” said McMullen.

Results for the Year Ending November 30, 2006 – Net sales increased $4.1 million to $699.1 million versus $695.0 million in 2005. Contributing to the net sales increase were pricing improvements of $21.8 million partially offset by $17.3 million of lower volumes. Cost of goods sold for 2006 was $549.2 million, an increase of $6.6 million versus 2005, driven by $21.0 million of higher raw material costs and $7.2 million of higher pension, utilities and transportation costs which were partially offset by $16.0 million of lower manufacturing costs and $5.6 million of lower volumes. Gross profit decreased to $149.9 million as compared to $152.4 million in 2005. Selling, general and administrative costs decreased $0.1 million to $105.6 million despite higher non-cash pension expense of $2.4 million. Earnings from the Company’s Asian joint ventures were $2.3 million in 2006 as compared to $0.7 million last year due to increased volumes and improved product mix. Income tax expense was $0.1 million in 2006 primarily due to foreign tax payments, compared to a benefit of $0.3 million in 2005. No domestic income taxes were provided due to the domestic net operating loss carry-forwards of $114.2 million. Also included in the year are certain items that management excludes when evaluating the results of the Company. Those items for 2006 included charges of $1.3 million for restructuring and severance, and intangible and fixed asset impairment charges of $1.1 million. Results from 2005 included charges of $5.9 million for restructuring and severance, $1.7 million for a work stoppage, $2.5 million for fixed asset impairments, a gain of $0.8 million on the sale of a wallcovering brand, and a gain of $0.9 million from a legal settlement.

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Interest expense decreased $0.9 million to $20.3 million versus $21.2 million in 2005 due to lower average debt partially offset by higher average short-term borrowing rates. Segment operating profit improved $7.7 million to $38.7 million versus $31.0 million in 2005. Income from continuing operations improved $5.9 million to $3.2 million versus a loss of $2.7 million in 2005. Diluted earnings per share from continuing operations were $0.08 compared to a diluted loss per share of $0.06 in 2005. Consolidated net income per diluted share was $0.51 as compared to consolidated net loss per diluted share in 2005 of $0.04.

Shareholders equity improved by $61.1 million during the year due to income from continuing operations of $3.2 million, income from discontinued operations of $18.1 million, a non-cash adjustment of $31.1 million primarily related to the Company’s adoption of SFAS 158 (Employers Accounting for Defined Benefit Pension and Other Postretirement Plans), current year translation effect of $5.5 million and $3.2 million related to stock granted under the Company’s benefit and compensation plans.

Performance Chemicals - Net sales during the fourth quarter of 2006 decreased 2.1% to $111.3 million versus $113.7 million in the fourth quarter of 2005, driven by volume decreases of 7.6% partially offset by higher selling prices of $6.2 million. Segment operating profit was $7.4 million for the fourth quarter of 2006 as compared to $10.0 million for the fourth quarter of 2005. The segment’s operating margin was 6.6% for the fourth quarter of 2006 as compared to 8.8% for the fourth quarter of 2005. As compared to last year, raw material costs were up $8.0 million during the fourth quarter of 2006 due to all-time record high prices for styrene and butadiene resulting from tight supply related to high demand and several unplanned plant outages affecting major petrochemical industry supply chains. Industry forecasts for 2007 indicate styrene and butadiene price moderation versus 2006 year-end highs. Included in the fourth quarter of 2006 results was a favorable net LIFO inventory reserve adjustment of $2.0 million, compared to $2.7 million in the fourth quarter of 2005. The segment’s fourth quarter 2006 operating profit also included a restructuring and severance charge of $0.4 million while the fourth quarter of 2005 included an asset impairment charge of $0.9 million, both of which management excludes when evaluating the results of this segment. Focused cost reduction, LEAN SixSigma initiatives and our SAP enterprise resource system have led to further reductions in manpower, with segment headcount down 4% versus last year. Spending levels for SG&A and manufacturing were lower than the prior year. Inventory levels at year-end were at an all-time record low due to aggressive working capital management.

During the quarter, volumes in paper chemicals increased above industry trends, positively impacted by additional volume with industry-leading paper and paperboard producers and trialing activity of the Company’s GenCryl® Platinum Pt™ product, a high-strength latex binder for high-grade coated paper applications. Carpet volumes decreased significantly due to weakness in new

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residential construction orders and customer inventory corrections. Specialty chemicals volumes declined modestly overall but revenues in industrial coating applications increased considerably versus last year as the Company gained market share with several customers. International sales for the fourth quarter of 2006 increased 14% or $1.2 million versus a year ago.

Decorative Products - Net sales were $65.1 million during the fourth quarter of 2006, an increase of 6.0% versus 2005. Segment operating profit was $0.6 million for the fourth quarter of 2006 as compared to $3.7 million for the fourth quarter of 2005. Included in the fourth quarter 2006 results were higher raw material costs of $0.1 million, approximately $0.7 million of increased pricing, and a favorable net LIFO inventory reserve adjustment of $1.0 million. Included in the fourth quarter 2005 results was a favorable net LIFO inventory reserve adjustment of $1.8 million. Asian joint venture income declined $0.7 million to $0.2 million in the fourth quarter of 2006 due to higher raw material costs, primarily PVC resins and plasticizer. Industry forecasts expect Asian raw material costs to moderate in 2007. The segment’s operating profit for the fourth quarters of 2006 and 2005 also included items which management excludes when evaluating the results of this segment. For the fourth quarter of 2006, those items included restructuring and severance charges of $0.7 million and intangible and fixed asset impairment charges of $1.1 million. For the fourth quarter of 2005 those items included a favorable legal settlement of $0.9 million, a $0.8 million gain from the sale of a wallcovering brand and an asset impairment charge of $1.6 million.

In commercial wallcovering, sales of viewnique® digital murals doubled versus 2005, with strong potential for growth in 2007 with several large retail chains. Market share gains in transportation and industrial film applications drove double digit fourth quarter sales gains in coated fabrics as compared to last year. Laminates sales and operating profit improved year-over-year, driven by new volume wins in the kitchen cabinet market as a competitor exited the business. For full-year 2006, sales to kitchen and bath (up 98%), industrial films (up 30%), manufactured housing and recreational vehicle (up 20%) and transportation (up 17%) were able to offset significant volume declines in residential furniture, consumer electronics and pool liner applications to provide net growth to the segment.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 16, 2007, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, January 23, 2007. A telephone replay will also be available beginning at 2:30 p.m. EST on January 16, 2007, and ending at 11:59 p.m. EST on January 23, 2007. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 854066.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes and discontinued operations

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended November 30,		Year Ended November 30,
	2006	2005	2006	2005
Performance Chemicals	$111.3	$113.7	$441.6	$452.8
Decorative Products	65.1	61.4	257.5	242.2

Total Sales	$176.4	$175.1	$699.1	$695.0

Performance Chemicals	$7.4	$10.0	$29.7	$33.8
Decorative Products	.6	3.7	9.0	(2.8)

Total Segment Operating Profit	8.0 [1]	13.7 [1]	38.7 [2]	31.0 [2]
Interest expense	(4.8)	(5.1)	(20.3)	(21.2)
Corporate expense	(3.9)	(5.0)	(15.1)	(12.8)

Income (Loss) from Continuing Operations Before Income Taxes	$(.7)	$3.6	$3.3	$(3.0)

Capital expenditures	$4.7	$4.8	$13.0	$13.2

[1]	Segment operating profit for the 4th quarter of 2006 and 2005 was impacted by a number of items which are discussed earlier in this earnings release. These items include for the 4th quarter of 2006 trademark and asset impairment charges of $1.1 million and restructuring and severance charges of $1.1 million, and for the 4th quarter of 2005 asset impairment charges of $2.5 million, a gain on a legal settlement of $0.9 million and a gain on the sale of a brand of $0.8 million. Management excludes these items when evaluating the results of the Company’s ongoing business.
[2]	Segment operating profit for the year of 2006 and 2005 was impacted by a number of items which are discussed earlier in this earnings release. These items include for the full year of 2006 trademark and asset impairment charges of $1.1 million and restructuring and severance charges of $1.1 million, and for the year of 2005 restructuring and severance charges of $5.8 million, asset impairment charges of $2.5 million, gain on a legal settlement of $0.9 million, a gain on the sale of a brand of $0.8 million and work stoppage charges of $1.7 million. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to Adjusted EBITDA and total debt to Net Debt

This earnings release also includes Adjusted EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted EBITDA is calculated in accordance with the definition of adjusted net earnings from operations as set forth in the Company’s senior secured revolving credit facility dated May 28, 2003, as subsequently amended, and excludes charges for interest, taxes, depreciation and amortization, restructuring and severance, work stoppage, goodwill and trademark write-offs, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, gains or losses on asset sales, and non-cash charges for the 401(k) company match. Net Debt is calculated as total debt less cash, cash equivalents and restricted cash. Adjusted EBITDA and Net Debt are not measures of financial performance under GAAP. Adjusted EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Adjusted EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Adjusted EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because they are commonly used as analytical indicators to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions)	Three Months Ended November 30,		Year Ended November 30,

Reconciliation of income (loss) from continuing operations
to Adjusted EBITDA	2006	2005	2006	2005
Income (loss) from continuing operations	$(.7)	$3.9	$3.2	$(2.7)
Interest	4.8	5.1	20.3	21.2
Taxes	—	(.3)	.1	(.3)
Depreciation and amortization	4.3	4.8	20.2	21.1
Restructuring and severance	1.4	—	1.4	5.9
Work stoppage	—	—	—	1.7
Calender line restructuring	—	1.6	—	1.6
Trademark impairment	1.0	—	1.0	—
Amortization of deferred financing costs	.2	.2	1.0	1.4
Net earnings of joint ventures less cash dividends	.3	(.7)	(1.8)	(.7)
Gains or losses on asset sales	—	(.8)	—	(1.1)
Non-cash charge for 401(k) company match	.6	.3	2.1	1.4

Adjusted EBITDA	$11.9	$14.1	$47.5	$49.5

(Dollars in millions)	Year Ended November 30,
Reconciliation of total debt to Net Debt	2006	2005
Total debt	$165.0	$176.4
Cash and cash equivalents	(26.4)	(9.9)
Restricted cash	(12.3)	—

Net Debt	$126.3	$166.5

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This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; changes in governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with 2006 sales of approximately $700 million and a current workforce of 1,700 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended November 30,		Year Ended November 30,
	2006	2005	2006	2005
Net Sales	$176.4	$175.1	$699.1	$695.0
Costs and Expenses
Cost of products sold	139.4	134.3	549.2	542.6
Selling, general and administrative	26.8	26.5	105.6	105.7
Depreciation and amortization	4.3	4.8	20.2	21.1
Indefinite lived trademark impairments	1.0	—	1.0	—
Fixed asset impairment	.1	2.5	.1	2.5
Restructuring and severance	1.3	—	1.3	5.4
Interest expense	4.8	5.1	20.3	21.2
Equity (earnings) loss in affiliates, net	(.2)	(.9)	(2.3)	(.7)
Other expense, net	(.4)	(.8)	.4	.2

	177.1	171.5	695.8	698.0

Income (loss) from continuing operations before income taxes	(.7)	3.6	3.3	(3.0)
Income tax expense (benefit)	—	(.3)	.1	(.3)

Income (loss) from continuing operations	(.7)	3.9	3.2	(2.7)
Discontinued operations, net of tax:
Income (loss) from operations	(.5)	.2	(.1)	.9
Gain on sale	18.2	—	18.2	—

Total discontinued operations	17.7	.2	18.1	.9

Net Income (Loss)	$17.0	$4.1	$21.3	$(1.8)

Basic Earnings (Loss) Per Share:
Income (loss) per share from continuing operations	$(.02)	$.09	$.08	$(.06)
Earnings per share from discontinued operations	.43	.01	.44	.02

Net income (loss) per share	$.41	$.10	$.52	$(.04)

Diluted Earnings (Loss) Per Share:
Income (loss) per share from continuing operations	$(.02)	$.09	$.08	$(.06)
Earnings per share from discontinued operations	.43	.01	.43	.02

Net income (loss) per share	$.41	$.10	$.51	$(.04)

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

	November 30, 2006	November 30, 2005
	(Dollars in millions, except per share amounts)
	(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	$26.4	$9.9
Accounts receivable, net	94.4	89.6
Inventories	33.4	35.3
Deferred income taxes	.3	1.3
Prepaid expenses and other	3.3	3.0
Discontinued operations	—	28.1

Total Current Assets	157.8	167.2

Restricted cash	12.3	—
Property, plant and equipment, net	138.5	142.2
Trademarks and other intangible assets, net	5.7	12.5
Investments in affiliates	19.1	16.2
Other assets	5.5	7.9
Discontinued operations	—	12.3

Total Assets	$338.9	$358.3

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$—	$.1
Accounts payable	58.2	69.4
Accrued payroll and personal property taxes	14.2	15.4
Accrued interest	9.3	9.4
Employee benefit obligations	5.1	6.3
Other current liabilities	6.7	3.8
Discontinued operations	—	16.7

Total Current Liabilities	93.5	121.1

Long-term debt	165.0	176.3
Postretirement benefits other than pensions	17.1	45.6
Deferred income taxes	.3	1.3
Pension liabilities	3.0	7.4
Other liabilities	11.5	10.9
Discontinued operations	—	8.3

Total liabilities	290.4	370.9

Shareholders’ Equity (Deficit)
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 43.1 million and 42.6 million shares issued as of November 30, 2006 and 2005, respectively; 42.0 million and 41.2 million shares outstanding as of November 30, 2006 and 2005, respectively	4.3	4.3
Additional contributed capital	313.8	312.2
Retained deficit	(236.6)	(257.9)
Treasury stock at cost; 1.1 million shares and 1.4 million shares as of November 30, 2006 and 2005, respectively	(8.4)	(10.0)
Accumulated other comprehensive income	(24.6)	(61.2)

Total Shareholders’ Equity (Deficit)	48.5	(12.6)

Total Liabilities and Shareholders’ Equity	$338.9	$358.3